Exhibit 99.2

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD ANNOUNCES MARSING FACILITY ACQUISITION

Newport Beach, CA – March 5, 2008 – American Vanguard Corporation (NYSE: AVD) today announced that it has acquired an established production facility in Marsing, Idaho from Bayer CropScience LP.

This self-contained production facility has the capability to formulate and package a number of active ingredients into finished “flowable” products that are used in a wide variety of crop protection applications. Formerly owned by Gustafson and Crompton Corporation, this operation has a lengthy history of manufacturing many important ingredients that are employed in various seed treatment formulations.

Eric Wintemute, President & CEO of American Vanguard commented, “This production capability will allow AMVAC to expand the range of its offering to customers interested in “on-seed” coating protection. When combined with our extensive line of soil treatment and plant protection products, our customers will now be able to choose from a wider portfolio of pest defense measures, manufactured in AMVAC’s highly reliable, domestic production facilities.”

The purchase agreement calls for American Vanguard to supply Bayer CropScience for several years with some of the Bayer products currently formulated at the site, facilitating both a seamless transfer of the site’s operations to American Vanguard and the transition of that production by Bayer to its own operations. Other specific terms of the transaction were not disclosed.

Mr. Wintemute concluded, “This acquisition further strengthens our recent emphasis on establishing a broad-based, high-quality domestic manufacturing capability to serve the needs of growers in every region of the North American market. With our Metam Sodium & Potassium expansion in Axis, Alabama to serve the Southeast U.S., and our Hannibal, Missouri facility to serve the central “grain belt”, we now add a well-positioned location to facilitate the demands of the Northwestern U.S. and Western Canadian markets.”

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® and Russell® 3000 Indexes. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

CONTACT:	-OR-	AVD’S INVESTOR RELATIONS FIRM

American Vanguard Corporation		The Equity Group Inc.
William A. Kuser, Director of Investor Relations		www.theequitygroup.com
(949) 260-1200		Lena Cati (212) 836-9611
williamk@amvac-chemical.com		Lcati@equityny.com
Linda Latman (212) 836-9609 Llatman@equityny.com

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